Exhibit 99

Phosphate Resource Partners                                                                                                                   100 South Saunders Road
Limited Partnership                                                                                                                                    Lake Forest, Illinois 60045-2561
                                                                                                                                                                                                                            847.739.1200

FOR IMMEDIATE RELEASE                                                                                                                    News
                                                                                                                                                                    Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
  REPORTS 2003 FIRST QUARTER RESULTS

LAKE FOREST, IL, April 24, 2003 – Phosphate Resource Partners Limited Partnership (NYSE: PLP) today reported a loss of $34.1 million, or $0.33 per unit, for the first quarter ended March 31, 2003, compared to a loss of $5.8 million, or $0.06 per unit, in the year-ago quarter.  2003 first quarter results included a non-cash charge of $13.6 million, or $0.13 per unit, for the cumulative effect of a change in accounting principle from the adoption of SFAS No. 143 on January 1, 2003.

The lower first quarter results were impacted by greatly increased ammonia and sulphur raw material costs in IMC Phosphates Company (IMC Phosphates), partially offset by significantly higher diammonium phosphate (DAP) prices.  Also negatively impacting results were higher phosphate concentrate plant operating costs primarily due to turnarounds, and costs associated with the planned idling of a Florida rock mine in February and March to reduce inventories and improve cash flow.

PLP also announced today that it will not make a cash distribution for the quarter ended March 31, 2003.  As referred to in the PLP Form 10-Ks for the years ended December 31, 2002 and December 31, 2001, PLP anticipates that for the foreseeable future any available cash will be used to reduce outstanding debt with IMC Global Inc. (NYSE: IGL), the 51.6 percent owner and administrative managing general partner of PLP.  As a result, no PLP cash distributions are planned in the foreseeable future.  IMC Phosphates is a joint venture partnership between PLP, which has a 41.5 percent ownership, and IMC Global.

PLP's share in the losses of IMC Phosphates for the first quarter of 2003 was $24.0 million, $13.6 million of which related to the cumulative effect of a change in accounting principle, versus equity in earnings of $4.1 million a year earlier.  Significantly increased ammonia and sulphur raw material costs, higher concentrate plant operating costs primarily due to turnarounds, and the Florida rock mine shutdown more than offset the improved phosphate pricing.

The average price realization for diammonium phosphate (DAP) of $143 per short ton in the first quarter of 2003 increased $9 versus the prior year and $10 compared to the fourth quarter of 2002.  Domestic and export DAP realizations rose 6 and 8 percent, respectively.  Total concentrated phosphate shipments of 1.6 million short tons were 9 percent higher than the prior-year level of 1.5 million short tons due to a 16 percent increase in export shipments, primarily to Asia and Australia.

Approximately 30 percent of IMC Phosphates' Louisiana concentrated phosphate output continued to be idled during the first quarter to balance supply and current market demand, an operating rate projected to be maintained throughout 2003.

"PLP's first quarter results, while disappointing, were consistent with our previous comments that there would be a challenging start to 2003 after a tough fourth quarter in 2002," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "While DAP market pricing recovered dramatically in the latter part of the first quarter, IMC Phosphates Company's realized pricing was not sufficient to offset much higher costs for ammonia and natural gas, as well as increased sulphur costs, which negatively impacted IMC Phosphates' margins.  PLP also was impacted by about 2 cents per unit from the planned idling of an IMC Phosphates Florida rock mine to reduce inventory levels and improve cash flow.

"The raw material cost spike should not mask the encouraging and rapid gains in DAP pricing in the first quarter, which are holding to date in the second quarter, in large part due to a very tight supply-and-demand situation and low producer inventories," Pertz emphasized.  Now at its highest level since May 1999, or just at the start of the global industry downturn, the current Tampa DAP export spot price of nearly $190 per metric ton compares to a 2002 year-end low of $149, confirming that the sudden and sharp 2002 fourth quarter price drop was an overreaction and due to several unusual events.  In addition, the current comparable Central Florida domestic DAP spot price of $175 per short ton is at its highest level since late 1998.

"Since early March, and as we indicated at that time, IMC Phosphates has started to see higher DAP pricing outstrip increased raw material costs, which is continuing so far in the second quarter," Pertz said.  "Ammonia and natural gas raw material costs appeared to peak in early March and began a downward trend.  For example, IMC Phosphates' second half April ammonia contract cost of $235 per metric ton is about $35 per ton below early March levels.  Also, most of the $8 per long ton increase IMC Phosphates will incur in second quarter sulphur raw material costs was anticipated.

"Given the continued tightness in DAP supply-and-demand and a good start to the U.S. spring planting season, we believe a significant portion of the large gains in DAP pricing can be maintained even as we expect further abatement of ammonia and natural gas costs," Pertz said.  Historical patterns suggest that improving phosphate fundamentals, such as those now under way, are tied much more closely to firming supply-and-demand rather than the relative level of raw material input costs.

"The pace of the U.S. spring planting season is accelerating, spurred by favorable weather conditions and overall positive grain fundamentals, including higher crop prices," Pertz noted.  "Good phosphate movement should develop well into May, and we continue to believe that domestic demand should improve as much as 2 to 3 percent over last year.

"All in all, we remain encouraged by these positive market developments, and we believe that PLP should show a meaningful sequential improvement in its results in the second quarter, including a gain of 4 cents per unit from the pending sale of IMC Phosphates' Port Sutton marine terminal, slightly offset by the final month of shutdown in April of the Fort Green rock mine for inventory reduction," Pertz said.

Pointing to a multi-year recovery in progress, Pertz reiterated fertilizer industry consultants' forecasts that global phosphate fundamentals should improve further in 2003 versus 2002 from a continued tightening of supply and demand, low industry inventory levels, increased operating rates, and the absence of any significant new capacity.  Trends to date suggest that the full-year average Tampa DAP export spot price could be markedly better than consultants' earlier projections of about $168 per metric ton, up from $158 in 2002.

An organizational restructuring program implemented in March by IMC Global included the elimination of more than 50 IMC Phosphates positions, which will generate savings of at least $2 million annually, or 2 cents per unit, for PLP.  A second IMC Global initiative, Operational Excellence, remains on track to meet a targeted pre-tax savings rate of at least $70 million annually by mid-2005, mostly in IMC Phosphates, and including as much as $15 million by the end of 2003.  Operational Excellence is a broad-based, re-engineering effort that should result in increased efficiency, reduced costs and revenue enhancements through core business process redesign and maximization.  PLP also is benefiting from IMC Global's growing Six Sigma activities that anchor an expanding continuous improvement system designed to meet the number-one objective to be the industry's low-cost producer.

PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients.  For more information, visit the PLP Web site at phosplp.com.

(Note: 3 tables attached)

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

Statement of Operations
(in millions except per unit amounts)
Phosphate Resource Partners Limited Partnership                                                                                                                           (unaudited)

Three months ended March 31,
	2003	2002
Equity in earning (loss) of IMC Phosphates Company	$ (10.4)	$ 4.1
Selling, general and administrative expenses	2.6	2.4
Interest expense	7.5	7.5
Loss before cumulative effect of change in accounting principle	(20.5)	(5.8)
Cumulative effect of a change in accounting principle	(13.6)	-
Loss	$ (34.1)	$ (5.8)
Loss per unit:
Loss before cumulative effect of change in accounting principle	$ (0.20)	$ (0.06)
Cumulative effect of a change in accounting principle	(0.13)	-
Loss per unit	$ (0.33)	$ (0.06)
Average number of units outstanding	103.5	103.5

Condensed Balance Sheet
(in millions)
Phosphate Resource Partners Limited Partnership                                                                                                                           (unaudited)

	March 31, 2003	March 31, 2002
Assets
Current assets - Due from IMC Phosphates Company	$ 59.0	$ 54.9
Investment in IMC Phosphates Company	253.2	267.9
Other assets	0.6	0.9
Total assets	$ 312.8	$ 323.7
Liabilities and Partners' Deficit
Current liabilities:
Accounts payable and accrued liabilities	$ 3.2	$ 3.2
Due to IMC Global Inc.	31.3	19.3
Current maturity of long-term debt	5.7	-
Total current liabilities	40.2	22.5
Long-term debt, less current maturity (including $398.8 and $363.6 due to IMC Global Inc. as of March 31, 2003 and 2002, respectively)	548.8	519.3
Other non-current liabilities	108.2	113.5
Partners' deficit	(384.4)	(331.6)
Total liabilities and partners' deficit	$ 312.8	$ 323.7

Statement of Distributable Cash
(in millions)
Phosphate Resource Partners Limited Partnership                                                                                                                     (unaudited)

Quarter ended March 31, 2003
Loss	$ (34.1)
PLP's share of IMC Phosphates Company's loss	26.9
PLP's share of IMC Phosphates Company's first quarter cash distribution	-
Adjusted loss	(7.2)
Other adjustments:
Interest accrual, net of payments	(2.8)
All other	(3.7)
Total available distributable cash	$ (13.7)
Distributable cash per unit	$ -
Units outstanding	103.5

Phosphate Resource Partners                                                                                                                                    100 South Saunders Road
Limited Partnership                                                                                                                                                     Lake Forest, Illinois 60045-2561
                                                                                                                                                                                                                                                   847.739.1200

FOR IMMEDIATE RELEASE                                                                                                                                   News
                                                                                                                        Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP TO MAKE
NO CASH DISTRIBUTION FOR THE QUARTER ENDED MARCH 31, 2003

      LAKE FOREST, IL, April 24, 2003 – Phosphate Resource Partners Limited Partnership (NYSE: PLP) today announced that it will not make a cash distribution for the quarter ended March 31, 2003.

      As referred to in the PLP Form 10-Ks for the years ended December 31, 2002 and December 31, 2001, PLP anticipates that for the foreseeable future cash will be used to reduce outstanding debt with IMC Global Inc. (NYSE: IGL), the 51.6 percent owner and the administrative managing general partner of PLP.  As a result, no PLP cash distributions are planned in the foreseeable future.

      PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients.  For more information, visit the PLP Web site at www.phosplp.com.

# # #

(A Statement of Distributable Cash is attached)

Statement of Distributable Cash
(in millions)
Phosphate Resource Partners Limited Partnership                                                                                                                         (unaudited)

Quarter ended March 31, 2003
Loss	$ (34.1)
PLP's share of IMC Phosphates Company's loss	26.9
PLP's share of IMC Phosphates Company's first quarter cash distribution	-
Adjusted loss	(7.2)
Other adjustments:
Interest accrual, net of payments	(2.8)
All other	(3.7)
Total available distributable cash	$ (13.7)
Distributable cash per unit	$ -
Units outstanding	103.5

Return to Phosphate Resource Partners Limited Partnership Form 8-K